UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2011

ACXIOM CORPORATION

(Exact Name of Registrant as Specified In Charter)

 Delaware

(State or Other Jurisdiction of Incorporation)

0-13163	71-0581897
(Commission File Number)	(IRS Employer Identification No)

601 E. Third St., Little Rock, Arkansas	72201
(Address of Principal Executive Offices)	(Zip Code)

501-342-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2011, Acxiom Corporation, a Delaware corporation (the “Company”), announced that John A. Meyer notified the Company of his resignation from his positions as the Chief Executive Officer and President of the Company, and as a member of its Board of Directors, effective March 28, 2011.  Mr. Meyer has agreed to remain with the Company for six months in a non-executive capacity to assist in the transition to a new Chief Executive Officer pursuant to a Transition Agreement.

Pursuant to the Transition Agreement, which has a stated term expiring September 28, 2011, (1) Mr. Meyer has agreed to make himself available upon the Company’s reasonable request to provide consulting services to facilitate the orderly transition of his former duties and responsibilities with the Company, and (2) Mr. Meyer is entitled to payment for such services at the rate of $500 per hour worked.  In addition, Mr. Meyer’s currently outstanding grant of 188,565 restricted stock units granted on May 22, 2008 will continue to vest according to its terms during his service under the Transition Agreement.  Mr. Meyer has irrevocably waived the right to any further vesting of all other equity awards outstanding as of the date of the Transition Agreement.  The foregoing description of the Transition Agreement is not complete and is subject to and qualified in its entirety by reference to the Transition Agreement, a copy of which is filed herewith as Exhibit 10.1 and the terms of which are incorporated herein by reference.

On March 30, 2011, the Company also announced that Jerry D. Gramaglia, a member of the Company’s Board of Directors, has been appointed as the interim Chief Executive Officer and President of the Company while the Board conducts a search for a permanent replacement, effective upon Mr. Meyer’s resignation.  Mr. Gramaglia, age 55, has been a director of Acxiom since 2009.  He was the President and Chief Operating Officer for E*TRADE Group Inc., and then served as partner at Arrowpath Venture Partners, a Silicon Valley-based venture capital firm. Mr. Gramaglia began his career at Procter and Gamble and later held senior marketing and general management positions for Nestle, PepsiCo, Imasco and Sprint.  He is currently a private investor/advisor.

Mr. Gramaglia will continue to serve as a member of the Board of Directors, but will relinquish his Compensation and Governance/Nominating Committee memberships during his tenure as interim Chief Executive Officer and President of the Company.  In connection with his role, Mr. Gramaglia will receive a salary of $700,000 per year, to be pro-rated based on the portion of the year worked. No decision regarding other compensation arrangements relating to Mr. Gramaglia’s service as interim Chief Executive Officer and as a member of the Board of Directors has been made at this point.

The Company also announced that the Governance/Nominating Committee of the Board of Directors will oversee the process for the identification and selection of a new Chief Executive Officer.  Candidates from both inside and outside the Company will be considered.

The Company and Mr. Meyer have agreed that his resignation will constitute a termination without cause pursuant to the terms of Mr. Meyer’s Employment Agreement dated January 14, 2008 (the “Employment Agreement”).  In exchange for signing a general release of claims against the Company, Mr. Meyer is entitled to (i) his earned and unpaid salary, cash bonus and other benefits through March 28, 2011, (ii) an amount equal to 200% of his $700,000 salary provided by his Employment Agreement, (iii) an amount equal to 200% of his current one times salary target cash bonus, pro-rated based on the elapsed portion of the Contract Year (as defined in his Employment Agreement), and (iv) any other unpaid benefits to which he is entitled in accordance with the Company’s applicable plans, policies or programs.

In addition, the Company announced that Christopher W. Wolf has informed the Company of his intention to resign for personal reasons from his position as Chief Financial Officer of the Company in the second calendar quarter of 2011.  In particular, Mr. Wolf indicated his desire to stop commuting to Little Rock from his home in Florida and to spend more time with his family. He has agreed to remain with the Company for an undetermined period of time in order to assist in the transition of the Company’s financial reporting function.  Candidates for a replacement Chief Financial Officer from both inside and outside the Company will be considered.

Item 7.01 Regulation FD Disclosure

On March 30, 2011, Acxiom issued a press release, which is furnished as Exhibit 99.1 and incorporated by reference herein.

The information in Item 7.01 of this report and the attached press release is being furnished, not filed, pursuant to Regulation FD.  Accordingly, the information in Item 7.01 of this report and the attached press release will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1934, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                      Description

10.1	Transition Agreement dated March 28, 2011, between the Company and John A. Meyer.

99.1	Press release issued by Acxiom Corporation on March 30, 2011.

*           *           *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2011	ACXIOM CORPORATION

By: /s/ Jerry C. Jones Jerry C. Jones Chief Legal Officer & Sr. Vice President

EXHIBIT INDEX

Exhibit No.                      Description

10.1	Transition Agreement dated March 28, 2011, between the Company and John A. Meyer.

99.1	Press release issued by Acxiom Corporation on March 30, 2011.